Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement No. 333-282881 on Form S-3 and Registration Statement Nos. 333-234140, 333-105010, and 333-271448 on Form S-8 of H2O America and the inclusion in this Current Report on Form 8-K of H2O America of our report dated February 27, 2026 relating to the financial statements of Quadvest L.P. and Quadvest Wholesale, LLC as of and for the year ended December 31, 2025.

/S/ Calvetti Ferguson

Calvetti Ferguson

Houston, Texas

March 2, 2026